Exhibit  10.35

STORAGE TECHNOLOGY CORPORATION

CEO Employment Agreement

Revised

February 12, 2003

CEO EMPLOYMENT AGREEMENT

This CEO Employment Agreement (the “Agreement”) is entered into on June 28, 2000 (and revised February 12, 2003) with an effective date for the start of employment and the assumption of the offices specified herein of July 11, 2000 (the “Effective Date”) by and between Storage Technology Corporation (the “Company”), a Delaware corporation, and Patrick J. Martin (hereinafter, “you” or “your”) and sets forth the terms and conditions of your employment with the Company. In consideration of your employment by the Company on the terms and conditions set forth below, and the mutual covenants and agreements contained herein, you and the Company agree as follows:

1.     Position.  During the Term (as defined in Section 2, below), you will be employed full-time by the Company in the position of Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and shall report directly to the Company’s Board of Directors (the “Board”). At a meeting of the Board or an appropriate committee thereto scheduled to take place on the Effective Date, (I) you will be elected by the Board to be a Director and Chairman of the Board; (ii) you will be appointed a corporate officer, in your new capacity as President and Chief Executive Officer; and (iii) your appointment will be announced publicly. in such capacity, you will perform such duties and have such responsibilities as may be assigned by the Board from time to time that are normally inherent in such capacities in corporations of similar size and character. During the Term, you shall devote substantially all of your working time, attention and energies to the business of the Company and shall be subject to the Company’s Corporate Policies and Practices from time to time in effect during the Term. Nothing herein shall preclude you from (I) serving on the boards of directors of a reasonable number of other corporations with the concurrence of the Board (which approval shall not be unreasonably withheld), (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing your personal investments and affairs, provided that such activities do not conflict or interfere with the effective discharge of your duties and responsibilities under this Section 1.

2.     Employment.  The provisions of this Agreement shall terminate four years after the Effective Date (“Term”); provided, however, that until such time as notice of non-renewal or termination of the Agreement is given by either you or the Company to the other party, ninety days or more prior to expiration of the existing Term, of either party’s decision not to renew, the Term and this Agreement shall automatically be renewed for subsequent one-year terms; provided further that in no event shall the Term and this Agreement be so extended to a date more than six years from the Effective Date.

3.    Base Compensation.  For your services during the Term, the Company will pay you a base salary at the annualized rate equal to $800,000. Such salary shall be paid periodically in accordance with the normal payroll practices of the Company in effect from time to time during the Term, less any withholding taxes as set forth in Section 16(a), below. The amount of your base salary may be increased by the Board from time to time during the Term (such annualized base salary as may be increased from time to time by the Board is referred to in this Agreement as “Base Salary”).

4.    Incentive Plans.

a)    Annual Incentive Bonuses.  With respect to the years 2000 and 2001, you will instead of a bonus under this section receive the payments described in Section 6. During the Term, with respect to years following 2001, you shall be eligible to receive bonuses under the terms and conditions of the Management by Objectives Program, as modified from time to time (“MBO Program”) approved by the Board or the Human Resources and Compensation Committee of the Board, based upon the achievement of pre-established financial and other corporate or personal performance goals. Under the MBO Program you shall be eligible to receive a bonus equal to 100% of your Base Salary at the target level of performance. (Such annualized target bonus under the MBO Program as may be increased from time to time by the Board is referred to in this Agreement as ‘Target Bonus”). Additionally, under the MBO Program you will be eligible to receive a bonus payment equal to 200% of your Base Salary if certain “stretch” goals are achieved (as that term is defined in the MBO Program) or a payment of up to 350% of your Base Salary should certain “ultra-stretch” goals be achieved (as that term is defined in the MBO Program). Any payments under the MBO Program shall be made in accordance with the provisions of, and under the conditions contained in, the MBO Program, except as otherwise provided in this Agreement, including the payment of a certain percentage of that bonus in stock or common stock equivalents, at the Board’s discretion, which amount is currently set at 40% of the MBO Program bonus payout. As used in this Agreement, the term “Annual Bonus” includes the 2000 Incentive Guarantee, the 2001 Incentive Guarantee (both as defined in Section 6) and the Target Bonus.

b)     Additional Long-Term Incentive Awards.  You shall be eligible to participate on an ongoing basis in all long-term incentive plans made available to senior executives, including stock option or other equity-based awards, commencing with awards for 2001, or sooner at the discretion of the Board, in accordance with Company practices applicable to its senior-level executives, at the discretion of the Board.

5.     Sign-on Equity Arrangements.

a)     Stock Option/Restricted Share Grant.  The Company will grant to you on the Effective Date options to purchase 1,000,000 shares of the Company s common stock plus, if necessary, additional options and/or shares of its restricted stock, or a combination thereof (such options and any shares of restricted stock to be granted under the Company’s 1995 Equity Participation Plan (the “Plan”)), such that the aggregate amount realizable by you as of any date after the Effective Date upon exercise of such options and sale of any such restricted stock would be $5,000,000 if the price of the Company’s common stock were $16, all such options were vested and exercisable, and all such shares were free of restrictions. The exercise price of all such options will be set at the Fair Market Value as defined in the Plan for options granted on the Effective Date (which Fair Market Value will be the closing price of the Company’s common stock as quoted at the close of the market on the preceding trading day). Such options and any such restricted stock will vest in equal increments of 25% of the total number of options or shares of restricted stock granted. The first 25% tranche of such options and any restricted stock shall vest on the Effective Date and the remaining 75% of such options and any restricted stock shall vest in three equal increments of 25% of the total number of options and any restricted stock granted on each of January 1, 2001; January 1, 2002 and January 1, 2003. Under the terms of the Plan, except as otherwise provided herein, such options when vested shall remain exercisable for a period of ten years.

Attached as Exhibit C hereto is the form of Employee Stock Option Agreement to be used with respect to such options, and as Exhibit D hereto is the form of Restricted Stock Agreement to be used with respect to any restricted stock granted pursuant to this Agreement.

b)     Share Grant.  On the Effective Date the Company will grant to you 100,000 registered and freely tradeable shares of its common stock, which shall be vested immediately.

6.     Sign-on Incentive Guarantees.

a)     2000 Incentive Guarantee.  You will be granted on the Effective Date a guaranteed incentive award (the “2000 Incentive Guarantee”), in lieu of an award under the second half fiscal year 2000 MBO Program, equal to the greater of either (i) the amount that you would have been paid under Section 4, above, if the MBO Program applied, were an award to be made to participants in the MBO Program; or (ii) $400,000, said payment to be made to you no later than the first business day in January 2001; if the amount is greater than $400,000, then the additional amount shall be paid no later than the date at which payments are made to participants in the MBO Program.

b)     2001 Incentive Guarantee.  You will be granted on the Effective Date a guaranteed incentive award (the “2001 Incentive Guarantee”), in lieu of an award under the full fiscal year 2001 MBO Program, equal to the greater of either (i) the amount that you would have been paid under Section 4, above, if the MBO Program applied, were an award to be made to participants in the MBO Program; or (ii) $800,000, said payment to be made to you no later than the first business day in January 2002; if the amount due is greater than $800,000, then the additional amount shall be paid no later than the date at which payments are made to participants in the MBO Program.

7.     Sign-on Bonus.  You will be paid, on the Effective Date or as soon as reasonably practicable thereafter, a sign-on bonus equal to $2,000,000.

8.     Reimbursement of Business and Other Expenses: Relocation.

a)     Expenses.  You are authorized to incur reasonable expenses in carrying out your duties and responsibilities under this Agreement and the Company shall promptly reimburse you for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy. The Company shall pay all reasonable financial and tax consultant and legal fees and expenses incurred by you in connection with the negotiation of your employment arrangements with the Company.

b)     Relocation Expense Reimbursement.  It is agreed that within twelve months of the Effective Date you will relocate your primary residence to the Louisville, Colorado area. In completing such relocation, you will be eligible to participate in the Company’s executive relocation reimbursement program.

Specifically, the Company will either pay or reimburse you for the following expenses which payments or reimbursements shall be grossed-up to the extent they are taxable to you:

i)	Shipment of household goods and automobiles to Colorado, plus storage of household goods while you are in temporary living accommodations;

ii)	Temporary living in Colorado for you and your family for up to 120 days;

iii)	Travel, meals and lodging en route to Colorado for you and your family;

iv)	Two house-hunting trips to Colorado for you and your spouse for up to a total of ten days;

v)	Reasonable and standard closing costs associated with the purchase of a home in Colorado, provided that such home is purchased within 24 months of the Effective Date;

vi)	Realtor fees and closing costs on the sale of your current residence, provided that such sale occurs within 24 months of the Effective Date; and

vii)	A one-time relocation allowance equal to 8% of your Base Salary.

Should your employment with the Company be terminated per Section 9(b) below within two years of the Effective Date, then an aggregate amount equal to the sum of all amounts in respect of relocation paid to you pursuant to this Section, adjusted for any negative tax effect on you but without requiring you to amend any tax return already filed and reduced by 1/24 per month over a period of twenty-four months starting from the Effective Date, shall be repayable by you to the Company within thirty days of the Termination Date.

c)     Post-Termination Relocation. Following Involuntary Termination of your employment with the Company under Section 9(a) below, or upon retirement or death, the Company will relocate you and your family to the location of your choice in the United States, covering the same expenses listed above on a tax-grossed up basis. In addition, in the event that you suffer a loss on sale of your principal residence in Colorado, the Company will reimburse you for the loss.

9.     Termination of Employment: Severance Benefits.

a)     Involuntary Termination. If your employment terminates as a result of an Involuntary Termination other than for Cause (as defined in Section 10(a) below), you shall be entitled to receive a severance payment equal to the sum of (i) two times your Base Salary for the fiscal year then in effect or the cumulative amount of Base Salary remaining to be paid during the Term, whichever amount is greater, plus (ii) two times your Annual Bonus for the fiscal year then in effect, whether or not such bonus would otherwise be payable, or the pro-rata Target Bonus amounts that would have been paid over the Term based on the Target Bonus for the fiscal year then in effect, whichever amount is greater (or, if no Target Bonus is in effect for such year, the highest Target Bonus in the three preceding fiscal years); provided, that in the event of an Involuntary Termination upon a Change of Control (as defined in Section 10(b), below), you shall be entitled to receive a severance payment equal to the sum of (i) three times your Base Salary for the fiscal year then in effect, plus (ii) three times your Annual Bonus, whether or not such bonus would otherwise be payable (or, if no Target Bonus is in effect for such year, the highest Target Bonus in the three preceding fiscal years). You shall also be entitled to the following payments: (i) Base Salary through the Termination Date; (ii) if termination occurs prior to 2002, the full amount of the 2000 Incentive Guarantee and the 2001 Incentive Guarantee, to the extent not previously paid, or if termination occurs following 2001, a pro rata Target Bonus for the year of termination (to the extent such a bonus is payable to other participants in the MBO Program); (iii) the balance of any incentive awards due for performance periods which have been completed, but which have not yet been paid; (iv) to the extent your Termination Date is after year end, but before the determination of a LEAP (or replacement plan) payout, you shall at the same time as previously scheduled, receive your full LEAP (or replacement plan) award based up the prior year’s results. In addition, you shall receive a prorated LEAP award for the year of termination (if the LEAP program is in place) or prorated portion of an similar replacement plan the product of (x) the LEAP or other plan award at target and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Termination Date occurs through the Termination Date and the denominator of which is 365; (v) stock options or restricted stock pursuant to Section 9(d); (vi) any expense reimbursements or other unpaid amounts earned, accrued or owing to you; or (vii) other benefits, if any, in accordance with applicable plans and programs of the Company. Any severance payments to which you become entitled pursuant to this Section 9(a) shall be paid to you in a lump sum within thirty calendar days of your Termination Date and shall be paid contingent upon your execution and delivery to the Company of a Settlement and Release Agreement substantially in the form attached hereto as Exhibit A. The Company will execute and deliver to you simultaneously therewith a Settlement and Release Agreement in the form attached hereto as Exhibit B. In case of Disability, you shall, in addition, be entitled to any benefits available under the Company’s employee or executive disability policies. For purposes of this Section 9(a), any reference to your Base Salary or Target Bonus shall be understood to refer to the amount thereof disregarding any reduction that constitutes grounds for Involuntary Termination as contemplated by Section 10(d).

b)     Voluntary Resignation: Termination For Cause. 1) If you voluntarily resign from the Company (other than as an Involuntary Termination), or if the Company terminates your employment for Cause, then you shall not be entitled to receive any severance or other benefits other than (i) Base Salary through your Termination Date; (ii) stock options or restricted stock pursuant to Section 9(d); (iii) any expense reimbursements or other unpaid amounts earned, accrued or owing to you; (iv) other benefits, if any, in accordance with applicable plans or programs of the Company; and (v) except in case of termination for Cause, any remaining unpaid amounts pursuant to Section 6. Further, you hereby authorize the Company to offset any amounts owed by you to the Company against any amounts the Company might otherwise owe to you on the Termination Date. 2) There will be no termination for Cause without your first having been given written notice thereof in accordance with Section 9(g), and then having been given a reasonable opportunity to be heard by the Board.

c)     Death. In the event of your death, your legal representative shall receive (i) your Base Salary through the end of the month in which death occurs; (ii) if death occurs prior to 2002, the full amount of the 2000 Incentive Guarantee and the 2001 Incentive Guarantee, to the extent not previously paid, or if death occurs following 2001, your pro-rata Target Bonus amount for the fiscal year in which death occurs, at the Target Bonus for the fiscal year then in effect, whether or not such Bonus would otherwise have been payable; (iii) any incentives, other than stock options or restricted stock, on a pro-rata basis, payable when scheduled to be paid; (iv) stock options or restricted stock pursuant to Section 9(d); (v) any expense reimbursements or other earned, accrued or unpaid amounts owing to you; and (vi) other benefits, if any, in accordance with applicable plans or programs of the Company.

d)     Restricted Stock and Stock Options. 1) In the event your employment terminates for any reason other than a termination pursuant to Section 9(b), then, in addition to such severance as you may otherwise receive, all unvested stock options granted to you under the Company’s stock option plans (or under any successor company’s stock option plans) shall vest and become exercisable in full, and the Company’s right to repurchase any shares of restricted stock purchased under any of the Company’s stock plans on or after the Effective Date shall terminate and all such stock shall become fully vested. In addition, any stock options granted to you shall remain exercisable for their originally scheduled terms, subject to the other original terms and conditions of such options. 2) In the event your employment is terminated pursuant to Section 9(b), you shall be entitled to exercise your vested options for a period of 180 days (plus any number of days during which exercise would be restricted for any reason) following your termination and unvested options shall be forfeited.

e)     Medical Benefits. In the event you are entitled to receive severance payments pursuant to Section 9(a), then, in addition to such severance payments, the Company shall pay you a lump sum payment in an amount that the Company reasonably determines to represent the estimated cost that you may incur to extend for a twenty-four month period under the COBRA continuation laws the medical coverage for you and your dependents in effect on the Termination Date or, in the event of an Involuntary Termination upon a Change of Control, for a thirty-six month period. Such payment may be used for such continuation coverage or for any other purpose.

f)     Other Benefits. In the event you are entitled to severance payments pursuant to Section 9(a), then, in addition to such severance payments, (i) for a period of twenty-four months after the Termination Date (for a period of thirty-six months in the event of an Involuntary Termination upon a Change of Control), the Company shall continue to provide you with (A) long-term disability insurance benefits as in effect as of the Termination Date, or such comparable benefits as the Company may determine to be sufficient to satisfy its obligations to you under this Agreement; and (B) the allowance for financial and tax and estate planning services in effect on the Termination Date (as defined in Section 10(e), below) and (ii) for a period of twenty-four months after the Termination Date (for a period of thirty-six months in the event of an Involuntary Termination upon a Change of Control), the Company shall continue to provide you with life insurance benefits. Notwithstanding the foregoing, if you become covered under any life or disability insurance plan provided by a subsequent employer, then the amount of coverage required to be provided by the Company hereunder shall be reduced by the amount of coverage provided by the subsequent employer’s insurance plans.

g)     Notice of Termination. Any termination (of your employment with the Company other than by reason of your death) shall be communicated by a notice of termination given by one party to the other in accordance with Section 16(d) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (as defined in Section 10(e), below).

h)     No Mitigation: No Offset. In the event of any termination of employment under this Section 9, you shall be under no obligation to seek other employment and, except as otherwise stated explicitly herein, there shall be no offset against amounts due you under this Agreement on account of any remuneration received from any subsequent employer.

i)     Nature of Payments. Any amounts due under this Section 9 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

10.     Certain Defined Terms.

a)     Cause. “Cause” means (i) you are convicted of a felony involving moral turpitude or involving fraud against the Company, or (ii) you are guilty of willful gross neglect or willful gross misconduct in carrying out your duties under this Agreement, resulting, in either case, in material economic harm to the Company, unless you believed in good faith that your action or non-action was in or not opposed to the best interests of the Company.

b)     Change of Control. “Change of Control” means the occurrence of any of the following events:

i)	The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or a person that, on the Effective Date and immediately prior to such acquisition, directly or indirectly controls, is controlled by, or is under common control with, the Company, of the “beneficial ownership” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

ii)	the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

iii)	merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (including the parent corporation of such surviving entity) at least fifty-one percent (51%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

iv)	the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or the sale or disposition by the Company of all or substantially all the Company’s assets.

c)     Disability. “Disability” means that you have been unable to substantially perform your duties under this Agreement as the result of your incapacity due to physical or mental illness for a period of twenty-six consecutive weeks after its commencement, as determined by a medical doctor selected by the Company and you. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third, who shall be the approved medical doctor for this purpose.

d)     Involuntary Termination. “Involuntary Termination” means any of the following: (i) termination of your employment by the Company which is not effected for Cause; (ii) termination of your employment with the Company by reason of your Disability; (iii) during the twenty-four month period following a Change of Control, termination of your employment for any reason other than for Cause; (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 14(a) below; (v) without your express written consent, your relocation to a facility or a location more than 50 miles from the Company’s principal business offices located in Louisville, Colorado; (vi) without your express written consent, a reduction in your Base Salary or Target Bonus as in effect immediately prior to such reduction; (vii) the failure to elect or reelect you to any of the positions described in Section 1 above; (viii) a change in the reporting structure so that you report to someone other than the Board; (ix) without your express written consent, a significant reduction of your duties, authority (including reporting lines to you) or responsibilities relative to your duties, authority and responsibilities as in effect immediately prior to such reduction (except with respect to sale or other disposition of a division or subsidiary of the Company); (x) the taking of any action by the Company, including eliminating a plan without providing a substitute or reducing your awards under a plan, the result of which would substantially diminish the aggregate projected value of your awards under the Company’s bonus and benefit plans; or (xi) the taking of any action by the Company that could substantially diminish the aggregate value of the benefits provided to you under the Company’s medical, health, accident, disability, life insurance, thrift and retirement plans.

e)     Termination Date. “Termination Date” means any of the following: (i) the date on which the Company delivers to you a written notice of termination or such later date, not to exceed ninety days, specified in the notice of termination; (ii) in the event the Term ends by reason of your death or Disability, the date of death or determination of Disability; and (iii) in the event this Agreement is terminated by you, the date on which you deliver a written notice of termination to the Company, or a date determined in accordance with Section 2, above. Any notice of termination shall specify the provision(s) in this Agreement claimed to provide a basis for termination.

11.     Excise Tax.

a)     In the event that any payment benefit or other entitlement received or to be received by you in connection with a Change of Control of the Company or the termination of your employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control of the Company or any person affiliated with the Company or such person (the “Total Payments”, and each a “Payment”)) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including, but not limited to, any income taxes, employment taxes, Excise Taxes and any interest or penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Those Payments that are subject to the Excise Tax shall be referred to herein as the “Parachute Payments”. Notwithstanding the foregoing provisions of this Section 11, if it shall be determined that you are entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed 105% of the greatest amount of Parachute Payments that could be paid or otherwise provided to you such that the receipt of Parachute Payments would not give rise to any Excise Tax (the “Safe Harbor Amount”) then no Gross-Up Payment shall be made to you and the amounts payable under this Agreement shall be reduced so that the total Parachute Payments are reduced to the Safe Harbor Amount. The reduction of the amounts payable or otherwise provided under this Agreement, if applicable, shall be made by first reducing the Parachute Payments under Section 9(a); unless an alternative method of reduction is elected by you. For purposes of reducing the total Parachute Payments to the Safe Harbor Amount, only Parachute Payments payable or otherwise provided under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable or otherwise to be provided under this Agreement would not result in a reduction of the total Parachute Payments to the Safe Harbor Amount, no amounts payable or otherwise to be provided under this Agreement shall be reduced pursuant to this Section 11. The Company’s obligation to make Gross-Up Payments under this Section 11 shall not be conditioned upon your termination of employment.

b)     All determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent accountants (the “Accountants”) in consultation with you and your advisors. The Accountants shall provide detailed supporting calculations to you within fifteen (15) business days of the receipt of notice from you that there has been a Payment (or, if later, within fifteen (15) days of the date it is determined by the Accountants that the Payment is subject to the Excise Tax). In connection with any such calculations, the Accountants shall provide you with a written opinion explaining the basis for their conclusions with respect to the applicability or inapplicability of Section 4999 of the Code. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to you within five days of the receipt of the Accountant’s determination. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments may not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that either (A) the Company does not dispute that you are required to make a payment of Excise Tax or (B) the Company exhausts its remedies pursuant to Section 11 and you thereafter are required to make a payment of any Excise Tax, any such Underpayment shall be promptly paid by the Company to or for your benefit of. If (x) it is established pursuant to (I) a final determination of a court or (II) an Internal Revenue Service proceeding from either of which no appeal can be taken or (y) a written opinion is provided by independent counsel agreed upon by the parties that the Excise Tax is less than the amount taken into account under Section 11 of this Agreement, you shall repay to the Company within thirty (30) days of your receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction plus any interest received by you on the amount of such repayment (after taxes applicable thereto.)

c)     You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

i)	give the Company any information reasonably requested by the Company relating to such claim,

ii)	take such action in connection with contesting such Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

iii)	cooperate with the Company in good faith in order effectively to contest such claim, and

iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amounts claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

d)     If, after the receipt by you of an amount advanced by the Company pursuant to Section 11, you become entitled to receive any refund with respect to such claim, you shall (subject to the Company’s complying with the requirements of Section 11) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Section 11, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

e)     Notwithstanding any other provision of this Section 11, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit of, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding; provided, that such withholding shall in no event place you in a less favorable after-tax position.

12.     Non-Compete: Non-Solicit.

a)     Each of the parties hereto recognizes that your services are special and unique and that the level of compensation and the other provisions herein for compensation and benefits are partly in consideration of and conditioned upon your agreement not to compete with the Company, and that your covenant not to compete or solicit as set forth in this Section during and after the Term is essential to protect the business and good will of the Company. This Section 12 shall supersede any provision of the Plan or any other plan or agreement covering substantially the same matters.

b)     You agree that during the Term and for a period ending twenty-four months following the Termination Date during which you shall have received severance due under this Agreement as a result of Involuntary Termination (the “Covenant Period”), you will not either directly or indirectly, engage in Competitive Business (as defined below) including, but not limited to: accepting employment with or serving as a consultant or advisor or director to any Competitive Business; acting against the interests of the Company; disclosing or misusing any proprietary or material confidential information concerning the Company (such information includes, without limitation, information regarding the Company’s operations, its products and services, product designs, business plans, strategic plans, marketing and distribution plans and arrangements, customers, and financial statements, budgets and forecasts, and employee names, titles, compensation, skills and performance); or participating in any hostile takeover attempt of the Company. “Competitive Business” means a business which produces data storage systems, including disk and tape drives, cartridge libraries or corporate network backup and recovery software and such new products and services in such new businesses or markets as the Company shall have prior to the Termination Date committed to produce or provide. The foregoing restrictions shall not apply (x) in connection with performance of your duties hereunder, (y) if you are required to make any disclosure or take any action by law or by a court, agency, or other governmental order, or (z) in making any disclosure in confidence to a lawyer or other professional advisor forte purpose of securing professional advice. The restrictions set for this in this Section shall not apply to any document, record or other information, that (i) has previously been disclosed to the public or is in the public domain other than as a result of your breach of this Section, or (ii) is known or generally available within any trade or industry in which the Company or any of its affiliates is active.

c)     You agree that during the Covenant Period, you will not, other than in the performance of your duties hereunder, either directly or indirectly: (i) induce or attempt to influence any then-current employee of the Company to leave his/her employ with the Company; or (ii) solicit or encourage then-current employees of the Company to apply for employment with any person or entity with which you are employed or with which you intend to become employed, or in which you have or intend to have a financial interest, as a consultant, recruiter, independent contractor or otherwise, or in which you have a substantial financial or equity interest. For purposes of this Section, the term “Company” shall mean and include the Company, any subsidiary or affiliate of the Company, any successor to the business of the Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity for which you may serve as a director, officer or employee at the request of the Company or any successor of the Company.

d)     You agree that the Company would suffer an irreparable injury if you were to breach the covenants contained in Sections 12(b) or 12(c) and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction.

e)     If any of the restrictions contained in this Section 12 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this Section 12 in its reduced form for all purposes in the manner contemplated hereby.

13.       Employee Benefit Programs.

a)     You shall be eligible to participate in the employee and executive benefit programs maintained by the Company, including (without limitation) any qualified or non-qualified retirement plans or programs, savings and profit-sharing plans, deferred compensation plans, life, short-term and long-term disability, medical, accident and other insurance programs, paid vacations in accordance with the policy for executive officers as may be in effect from time to time, and similar plans or programs, subject in each case to the generally applicable terms and conditions of any such plan or program and to the sole determination of the Board, or any committee of the Board, or other committee administering such plan or program. In particular, you may participate in the Company’s Profit Sharing and Thrift Plan (the Company’s 401 (k) Plan) and the Company’s Deferred Compensation Plan. Upon your request, the Company shall implement a special deferred compensation arrangement for you under which you may elect to defer receipt of your Base Salary and bonus amounts into a secular trust or a rabbi trust which is secured by insurance, provided such arrangement is possible to implement without additional tax liability to the Company. The Company will pay the expenses associated with any such trust (including any associated insurance) in an amount not to exceed $20,000 per year.

b)     During the Term of this Agreement (and thereafter pursuant to Section 9(f), above), the Company shall provide you with (i) life insurance coverage in an amount equal to $5,000,000.00 and a medical benefits program with a supplemental payment coverage of $15,000.00 per year, which benefits will be provided to you in addition to the programs maintained for other employees; (ii) an annual reimbursement for financial and tax and estate planning expenses incurred by you in an amount not to exceed 2.5% of your Base Salary; (iii) reasonable and customary car allowance for an executive of your position, (iv) membership in a country club of your choosing with the Company’s approval, and (v) the various executive officer perquisites to the extent the Company continues to offer them from time to time, including first class air travel and a Company-paid annual physical.

c)     The Company agrees to take any steps necessary so that any life insurance required to be provided to you by it may be owned by any trust, estate, or other entity designated by you, and that any trust, estate or other entity designated by you may be the beneficiary of any such life insurance, provided such steps are possible to implement without additional tax liability to the Company.

14.       Successors.

a)    Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets which executes and delivers the assumption agreement described in this Section or which becomes bound by the terms of this Agreement by operation of law.

b)    Employee’s Successors. The terms of this Agreement and all your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

15.       Indemnification: Liability Insurance.

a)     The Company agrees that if you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer or employee of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee or agent, you shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you have ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of your heirs, executors and administrators. The Company shall advance to you all reasonable costs and expenses incurred by you in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses.

b)     Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by you under Section 15(a) above that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption that you have not met the applicable standard of conduct.

c)     The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering you at least to the extent the Company provides such coverage for its other executive officers.

16.       Miscellaneous Provisions.

a)     Withholding. All payments to you pursuant to this Agreement shall be subject to withholding of all amounts required to be withheld by applicable Internal Revenue Service and State tax authorities by the Company and shall be conditioned upon your submission of all information or execution of all instruments necessary to enable the Company to comply with such withholding requirements.

b)    Confidentiality Agreement. As a condition of your employment, you will have executed the Company’s standard form of confidential inventions and trade secrets agreement. You hereby reaffirm that during the Term and thereafter you will comply with all provisions of such agreement and agree that you will enter into such modifications or amendments thereof as the Company may reasonably request from time to time.

c)    Stock Ownership Guidelines. During the Term, you agree to comply with the corporate officer stock ownership guidelines approved by the Board or any committee of the Board, as they may be amended from time to time, and which ownership guidelines are now set at 20,000 shares of the Company s Common Stock for the President and Chief Executive Officer, said shares to be accumulated within three years of the Effective Date.

d)    Notice. Any notice required to be given under this Agreement shall be given in writing, either by personal delivery or by causing such written notice to be mailed, first class postage prepaid, in the United States mail, to the parties at the addresses set forth below, or at such other address for a party as shall be specified by like notice, provided that notices of change of address shall be effective only upon receipt thereof

Company:	Storage Technology Corporation One StorageTek Drive Louisville, Colorado 80028 Attention: General Counsel

Executive:	Patrick J. Martin Storage Technology Corporation One StorageTek Drive Louisville, Colorado 80028

with a copy to his personal address most recently notified to the Company.

e)    Amendment or Modification. This Agreement may not be amended or modified and no provision shall be waived unless agreed to in writing and signed by you and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any other provision or condition at another time.

f)    Assignment. Except as otherwise provided herein, the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section shall be void.

g)    Governing Law. This Agreement is entered into in accordance with, and shall be interpreted pursuant to the provisions of, the laws of the State of Colorado.

h)    Arbitration. Any controversy or claim arising between you and the Company including, without limitation, any claims, demands or causes of action alleging wrongful discharge; unlawful discrimination based on sex, age, race, national origin, disability, religion or other unlawful basis; breach of contract; or any claims seeking damages under any federal, state or local law, rule, regulation or common law theory; but excluding any claims by you for worker’s compensation or unemployment compensation, and excluding any claims by the Company for injunctive relief (for instance, for breach of confidentiality, breach of a covenant not to compete, violation of trade secrets, or unfair competition), shall be resolved by final and binding arbitration. By signing below, you voluntarily waive any right to submit claims to a judge or jury in either state or federal court. The arbitration shall be held in Denver, Colorado, or elsewhere by mutual agreement. The selection of the arbitrator and procedure shall be governed by the Employment Arbitration Rules of the American Arbitration Association, as amended. The arbitrator shall be someone with a minimum seven years of employment law background and from the AAA Commercial Arbitration Panel or, if both parties agree, the Judicial Arbiters Group. The arbitrator shall apply the applicable substantive law to any claim; for any state law claim or damages issues, the law of Colorado shall govern, including but not limited to the provisions of C.R.S. Sections 13-21-102(5). Judgment upon an award rendered by an arbitration may be entered by any court having jurisdiction. The Company will pay the cost normally associated with the arbitration, including the arbitrator’s fee and any fee for a hearing facility. Following resolution of all claims between the parties in an arbitration proceeding, if the arbitrator so determines, the Company shall reimburse you for all reasonable legal fees and expenses that you incurred in connection with a successful claim to enforce your rights under this Agreement.

i)    Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect in accordance with their terms.

j)    Entire Agreement. This Agreement, together with the other agreements referenced herein, embody the entire agreement between the parties relating to the subject matter hereof, and supersede all previous agreements or understandings, whether oral or written. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of its Affiliates, the provisions of this Agreement shall control unless you otherwise agree in a writing that expressly refers to the provision of this Agreement you are waiving.

k)     Knowledge and Representations. (1) By signing below, you acknowledge that the terms of this Agreement have been fully explained to you, that you understand the nature and extent of the rights and obligations provided under this Agreement, and the you have been encouraged to and have had an opportunity to consult legal counsel prior to signing this Agreement. (2) The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other body whose action is required) to enter into this Agreement and to perform its obligations under it; (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

l)     Counterparts. This Agreement may be executed in two or more counterparts

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer or representative, as of the day and year first above written.

STORAGE TECHNOLOGY CORPORATION

By: _____________________________
Robert E. Lee
Chairman, Human Resources and Compensation
Committee of the Board of Directors

Patrick J. Martin

________________________________